EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave StaplesMedia Contact: Meredith Gremel

Executive Vice President & COOVice President Corporate Affairs and Communications

(616) 878-8793                                             (616) 878-2830

SpartanNash Announces Results of 2015 Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – June 3, 2015 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced that shareholders approved all proposals and re-elected all director nominees at its 2015 annual shareholder meeting, held earlier today in Grand Rapids, Michigan.

Shareholders re-elected eleven directors to the Board of Directors for one-year terms expiring at the 2016 annual meeting.

Shareholders approved the SpartanNash Company Stock Incentive Plan of 2015 and Amended and Restated SpartanNash Executive Cash Incentive Plan of 2015, as well as the Company's "say on pay" advisory vote.

In addition, shareholders approved all proposals to amend the Company’s Articles of Incorporation, including proposals to remove all provisions requiring a supermajority vote of shareholders to approve business combinations and certain other matters.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is the largest food distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 46 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Honduras and Egypt. SpartanNash currently operates 159 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, Family Fresh, No Frills, Bag 'n Save, Sun Mart and Econofoods.

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